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                                                                EXHIBIT (a)(19)

                             Fant Industries Inc.
                             2154 Highland Avenue
                           Birmingham, Alabama 35205


For further information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill partners
(212) 843-8500

FOR IMMEDIATE RELEASE
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FANT INDUSTRIES ANNOUNCES COMMENCEMENT OF PROXY SOLICITATION TO REPLACE
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HEI BOARD
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NEW YORK, NEW YORK - April 24, 1998 - Fant Industries Inc. and Anthony J. Fant,
its sole shareholder, have announced the commencement of a proxy solicitation to replace the current HEI Board of Directors, other than Eugene W. Courtney, with director nominees selected by Mr. Fant. The Fant nominees include: Mr. Fant, head of Fant Broadcasting and other businesses in diverse industries; David W. Ortlieb, a former director and member of senior management at several public companies, including Abbott Laboratories, Immunomedics, Texas Biotechnology, Tyco International, Erbamont and American Optical; Edwin W. Finch, III, an investment banker specializing in mergers and acquisitions; and Steve E. Tondera, Jr., the Chief Financial Officer of Fant Broadcasting.

"I am excited about working with this experienced and talented slate of director nominees," said Fant. "We are bullish about HEI's growth potential under new leadership and are eager to consummate our cash offer and to get to work on moving HEI forward."